Exhibit 4.27

SHARE PURCHASE & SALE AGREEMENT

BETWEEN:

ELDORADO GOLD CORPORATION

AND:

GOLD FIELDS AUSTRALASIA (BVI) LIMITED

DATED: JUNE 3, 2009

Table of Contents (Share Sale Agreement)

SHARE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made June 3, 2009.

BETWEEN:

ELDORADO GOLD CORPORATION, a corporation existing under the laws of Canada

(“Eldorado”)

AND:

GOLD FIELDS AUSTRALASIA (BVI) LIMITED, a corporation existing under the laws of British Virgin Islands

(“GFA”)

INTRODUCTION

A.	GFA is a wholly owned subsidiary and Affiliate of Gold Fields.

B.	GFA is the registered holder of the Sale Shares, as hereinafter defined.

C.	GFA and Sino Gold Mining Limited (“Sino Gold”) are parties to a “Heads of Agreement Sino / Gold Fields China Alliance” dated November 22, 2006, as amended by a “Deed of Variation” dated May 18, 2008 (collectively, the “Heads of Agreement”).

D.	GFA has agreed to sell, and Eldorado has agreed to purchase, the Sale Shares on the terms and conditions set out in this Agreement.

TERMS OF AGREEMENT

In consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

Unless the context otherwise requires, in this Agreement:

(1)	“1933 Act” has the meaning given in section 6.5(1);

(2)	“Acquisition” has the meaning given in section 4.2(1);

(3)	“Additional Shares” has the meaning given in section 4.2(1);

(Share Sale Agreement)

(4)	“Adjustment Consideration Shares” means any Eldorado Shares issued or issuable pursuant to section 4.2;

(5)	“Affiliate” means, in respect of a Person, a Person with which that Person is affiliated where:

(a)	one Person is affiliated with another Person if one of them is the direct or indirect subsidiary of the other or both are direct or indirect subsidiaries of the same Person or each of them is directly or indirectly controlled by the same Person; and

(b)	if two Persons are affiliated with the same Person at the same time, they are deemed to be affiliated with each other;

(6)	“Agreement” means this document, including any schedule or annexure to it;

(7)	“Applicable Securities Laws” means, collectively, the applicable securities laws of the province of British Columbia, the United States of America and Australia, the respective regulations, rulings, rules, instruments, orders and prescribed forms thereunder and the applicable policy statements issued by the Securities Commissions;

(8)	“AMEX” means the NYSE AMEX LLC;

(9)	“Approvals” means the FIRB Approval and the SARB Approval;

(10)	“ASIC” means the Australian Securities and Investments Commission;

(11)	“ASTC Settlement Rules” means the rules of the ASX Settlement and Transfer Corporation Pty Ltd (ABN 49 008 504 532);

(12)	“Asset Consideration” has the meaning given in section 4.2(1)(e);

(13)	“associate” has the meaning given in the Corporations Act;

(14)	“ASX” means the Australian Securities Exchange;

(15)	“ASX Market Rules” means the Market Rules of the ASX as amended or varied from time to time;

(16)	“Benchmark” has the meaning given in section 4.2(2)(a);

(17)	“BCSC” means the British Columbia Securities Commission;

(18)	“Business” means the gold exploration and mining business and operations conducted by or on behalf of Sino Gold and its Affiliates;

(19)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in the place where an act is to be performed or a payment is to be made, or Johannesburg in the Republic of South Africa or Leiden in the Netherlands;

(Share Sale Agreement)

(20)	“Capital Adjustment” means an adjustment required to be made firstly, as contemplated in section 4.2(12), secondly, in respect of the number of Closing Consideration Shares (solely as provided for in section 3.2(1)) and thirdly, in respect of the Sale Shares (solely as set out in the definition thereof), as the case may be, to be fair and equitable in the circumstances to the Parties, to give effect to, in a fair and equitable manner to the Parties, the occurrence or consummation of:

(a)	any stock split, reverse stock split, subdivision, combination, reduction or consolidation of the relevant shares;

(b)	the issuance of a stock dividend or distribution of the relevant shares or other securities convertible into the relevant shares to all or substantially all of the holders of the relevant shares;

(c)	the issuance to all or substantially all the holders of the relevant shares of rights, options, warrants or other convertible securities to purchase the relevant shares or securities convertible into the relevant shares of the relevant company at any price, which results in the issuance of relevant shares;

(d)	a change of the relevant shares into other shares or securities; and

(e)	an amalgamation, merger, arrangement or similar combination with or into (including a transfer of the undertaking or assets of the relevant company as an entirety or substantially as an entirety to) another body corporate or other entity resulting in a change or exchange of the relevant shares into other shares or securities;

which affects the capitalization of Eldorado or Sino Gold, as the case may be, during the applicable period, and for greater certainty,

(i)	a Capital Adjustment does not include a Capital Adjustment arising from an acquisition of securities or a combination transaction involving Eldorado and Sino Gold; and

(ii)	no adjustment shall be made in respect of options or rights granted pursuant to any director, officer or employee stock option plans or share purchase or other equity compensation plans adopted by the relevant company.

(21)	“Claim” means, in relation to a Party, a demand, claim, action or proceeding made or brought by or against the Party, however arising and whether present, unascertained, immediate, future or contingent;

(Share Sale Agreement)

(22)	“Closing” means completion by the Parties of the Transaction;

(23)	“Closing Time” has the meaning given in section 9.1 or such other time agreed between the Parties under section 9.1;

(24)	“Closing Date” has the meaning given in section 9.1 or such other date agreed between the Parties under section 9.1;

(25)	“Closing Consideration Shares” means the 27,824,654 Eldorado Shares to be issued upon Closing, subject to any Capital Adjustment pursuant to section 3.2(1);

(26)	“Consideration Shares” means collectively the Closing Consideration Shares and the issued Adjustment Consideration Shares;

(27)	“Control Person” has the meaning given in the Securities Act (British Columbia);

(28)	“Corporations Act” means the Corporations Act 2001 (Cth);

(29)	“Deemed Eld Price” has the meaning given in section 4.2(1)(b);

(30)	“Deemed Eldorado Shares” has the meaning given in section 4.2(1)(c);

(31)	“Deemed SGX Price” has the meaning given in section 4.2(1)(b);

(32)	“Disclosure Material” means:

(a)	all information (whether written, unwritten or oral) relating to the Sale Shares, Sino Gold or the Business that is within the actual knowledge of Eldorado or an Affiliate of Eldorado and any of its Personnel (if acting in their capacity as advisors to Eldorado or its Affiliates) whether contained in a document or disclosed orally or otherwise; and

(b)	all financial statements, information circulars, annual information forms, press releases, material change reports and other disclosure filings and other documents publicly filed with any Governmental Authority (including ASIC) or any other securities regulatory authority (including ASX) relating to Sino Gold or the Business;

(33)	“Effective Date” means the date of this Agreement;

(34)	“Eldorado Shares” means common shares in the issued share capital of Eldorado;

(35)	“Eldorado Share Certificate” has the meaning given in section 3.3;

(36)	“Eld Warranty” means a representation, warranty, undertaking and other obligation of Eldorado set out in section 5 (in so far as they relate to Eldorado) and sections 7.1 and 7.5;

(Share Sale Agreement)

(37)	“Encumbrance” means any:

(a)	lien, security interest, mortgage, charge, hypothec, right of first refusal or first offer, option, claim or contractual restriction;

(b)	outstanding shareholders agreement, voting agreement, declaration or proxy;

(c)	outstanding order or pending proceeding prohibiting sale;

(d)	escrow or hold period created or granted by Sino Gold, GFA or its Affiliates;

(e)	agreement or option or any right capable of becoming an agreement or option to purchase or acquire (save in favour of Eldorado);

(f)	arrangement or condition which, in substance, secures payment or performance of an obligation, or

(g)	other encumbrance of any nature;

whether registered or unregistered, but does not include a Permitted Encumbrance;

(38)	“Exchange Factor” means the number derived by dividing the number of Eldorado Shares (or the number of Eldorado Shares and Deemed Eldorado Shares, as the case may be) to be issued under a subject Acquisition by the number of Additional Shares or Further Shares (as the case may be) acquired under the subject Acquisition;

(39)	“Exchange Rate” means the spot rate of exchange as at the close of trade on the relevant day for the purchase of one currency against another currency as quoted by Bloomberg. If for whatever reason Bloomberg does not quote, either for any day (or at all) an Exchange Rate for the relevant currency, the spot rate of exchange as at the close of trade on the relevant day will be that quoted by Reuters;

(40)	“Expert” means a person appointed in accordance with section 10;

(41)	“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth);

(42)	“FIRB Approval” means either:

(a)	Eldorado has received a written notice under the FATA, by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the transactions contemplated by this Agreement; or

(Share Sale Agreement)

(b)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the subject matter of this Agreement and the transactions contemplated by it under the FATA;

(43)	“Further Shares” has the meaning given in section 4.2(2);

(44)	“GF Warranty” means a representation, warranty, undertaking and other obligation of GFA set out in section 5 (in so far as they relate to GFA) and sections 6.1 and 6.5;

(45)	“Gold Fields” means Gold Fields Limited Reg. 1968/004880/06 of 150 Helen Road, Sandton Johannesburg, 2196 South Africa;

(46)	“Governmental Authority” means any federal, provincial, territorial, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory organization, commission, board, panel, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing, all as has jurisdiction over a Party or a transaction entered into by a Party;

(47)	“Heads of Agreement” has the meaning given in recital C;

(48)	“Latest Date” means the date which is 90 days after the Effective Date;

(49)	“International Jurisdiction” has the meaning given in section 6.5(4);

(50)	“Liability” or “Liabilities” means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines, and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable;

(51)	“Notice” or “notice” has the meaning given in section 12.2;

(52)	“Parties” means Eldorado and GFA and “Party” means either one of them as the context dictates;

(53)	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, Governmental Authority or any other form of entity or organization;

(54)	“Permitted Encumbrance” means:

(a)	an Encumbrance on the Sale Shares granted by Eldorado; and

(b)	any statutory hold periods;

(55)	“Personnel” means, in relation to a Party, any of its directors, officers, employees, agents, consultants, professional advisers and representatives;

(Share Sale Agreement)

(56)	“Purchase Price” has the meaning given in section 3.1;

(57)	“Quarter” means the period commencing on the Trigger Date and ending on the next to occur of 31 March, 30 June, 30 September or 31 December, and thereafter, each period of three consecutive calendar months ending on those dates and “Quarterly” has a corresponding meaning;

(58)	“Regulation S” has the meaning given in section 6.5(1);

(59)	“relevant interest” has the meaning given in the Corporations Act;

(60)	“Relevant Period” means a period of eighteen (18) calendar months commencing on and from the Effective Date;

(61)	“Sale Shares” means 57,968,029 issued shares in the capital of Sino Gold, plus any Securities of Sino Gold issued to GFA after the Effective Date and prior to Closing pursuant to any Capital Adjustments;

(62)	“SARB Approval” means the provision of all clearances, approvals or authorizations (whether formal or otherwise) by the South Africa Reserve Bank which are necessary for GFA to close the Transaction;

(63)	“SEC” means the U.S. Securities and Exchange Commission;

(64)	“Securities” means shares, debentures, convertible securities or options to acquire shares;

(65)	“Securities Commissions” means the BCSC, the SEC and the ASIC;

(66)	“Sino Gold” has the meaning given in recital C;

(67)	“Standard Listing Requirements” means the delivery of customary documents required by the TSX or AMEX, as the case may be, and the payment of the requisite listing fees to the TSX or AMEX, as the case may be;

(68)	“Subscriber” has the meaning given in section 3.2;

(69)	“takeover bid” has the meaning given thereto under section 9 of the Corporations Act;

(70)	“Threshold” has the meaning given in section 4.2(1);

(71)	“Transaction” means the sale and purchase of the Sale Shares and the issue of the Consideration Shares contemplated by this Agreement or any of the Transaction Documents;

(72)	“Transaction Document” means:

(a)	this Agreement; and

(Share Sale Agreement)

(b)	any other documents that the Parties agree in writing to be a Transaction Document;

(73)	“Trigger Date” is defined in section 4.2(2);

(74)	“TSX” means the Toronto Stock Exchange;

(75)	“VWAP” means the volume weighted average trading price of common shares of Eldorado on the TSX in a specified period, calculated by dividing:

(a)	the total value of shares traded in the specified period; by

(b)	the total volume of shares traded in the specified period;

(76)	“Warranty” means collectively a GFA Warranty and an Eldorado Warranty.

1.2	Interpretation

Unless the context otherwise requires, in the Agreement:

(1)	the singular includes the plural and conversely;

(2)	a gender includes all genders;

(3)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(4)	a reference to a section, schedule or annexure is a reference to a section of or a schedule or annexure to this Agreement;

(5)	a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(6)	a reference to a Party or a party to another agreement or document includes the successors and permitted substitutes to such Person (including Persons taking by novation) or assigns (and, where applicable, the Person’s legal personal representatives);

(7)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(8)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;

(9)	a reference to dollars and $ is to the currency of Canada;

(Share Sale Agreement)

(10)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(11)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;

(12)	a provision of the Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(13)	if an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day;

(14)	reference to a body, other than a Party (including, without limitation, an institute, association or authority), whether statutory or not:

(a)	which ceases to exist; or

(b)	whose powers or functions are transferred to another body, is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(15)	a reference to any thing (including a right, obligation or concept) includes a part of that thing, but nothing in this section 1.2(15) implies that performance of part of an obligation constitutes performance of the obligation;

(16)	where any Warranty is expressly qualified by reference to the knowledge of, a Party, such Party confirms that it has made due and diligent inquiry of such Persons (including appropriate officers of such Party, as applicable) as it considers necessary as to the matters that are the subject of the Warranty; and

(17)	a reference to time is a reference to Vancouver, British Columbia, Canada time.

2.	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase

Subject to the terms of this Agreement:

(1)	GFA agrees to sell, assign and transfer to Eldorado; and

(2)	Eldorado agrees to purchase from GFA;

the Sale Shares, free from any Encumbrances, on the Closing Date.

2.2	Title

Title to and risk in the Sale Shares:

(Share Sale Agreement)

(1)	until Closing, remains solely with GFA; and

(2)	passes to Eldorado effective upon Closing.

3.	CONSIDERATION

3.1	Purchase Price

The consideration payable by Eldorado to GFA for the Sale Shares is the Closing Consideration Shares plus any adjustments made pursuant to section 4.2 (the “Purchase Price”).

3.2	Payment of Purchase Price

Eldorado shall pay the Purchase Price by issuing and delivering to GFA or its nominated Affiliate (the “Subscriber”):

(1)	the Closing Consideration Shares, subject to adjustment for any Capital Adjustments relating to Eldorado after the Effective Date and prior to Closing; and

(2)	Adjustment Consideration Shares and/or funds (if any), pursuant to section 4.2.

3.3	Form of Consideration Share Certificate

The Closing Consideration Shares shall be issued in the form of one share certificate (the “Eldorado Share Certificate”), representing the Closing Consideration Shares registered in the name of GFA or the Subscriber (as directed by GFA not later than two business days prior to the Closing Date), with a legend in form substantially similar to the following:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [—] 2009 [Insert the date that is 4 months and a day after the distribution date]”; and

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

and any certificate representing the Adjustment Consideration Shares will bear the same legends.

(Share Sale Agreement)

4.	COVENANTS

4.1	Additional shares

Except for the Sale Shares, Eldorado, its Affiliates and associates must not, before the date which is six months after the Effective Date, acquire or offer to acquire a relevant interest in the Securities of Sino Gold by takeover bid or propose to make a takeover bid within that period, except with the prior written consent of GFA and the Parties must promptly negotiate in good faith in relation to that consent.

4.2	Eldorado’s Covenants

Eldorado covenants and agrees that:

(1)	If at any time during the Relevant Period, Eldorado or any of its Affiliates or associates acquire relevant interests in any Sino Gold Securities, or before the end of the Relevant Period issues a public announcement proposing to so acquire and after the end of the Relevant Period closes such acquisition, (in either case, an “Acquisition”) and as a result of one or more Acquisitions the number of Sino Gold Securities in which Eldorado or any of its Affiliates or associates collectively hold relevant interests is increased to a number equal to or exceeding the number “A” in the following formula (that number being the “Threshold”):

A = B + (5% of C)

Where:

“B” is the number of Sale Shares; and

“C” is the total number of issued shares in the capital of Sino Gold from time to time,

then this section will apply (with the “Additional Shares” being the Securities acquired by Eldorado or any of its Affiliates or associates other than the Sale Shares);

(a)	if the consideration for the Additional Shares under a subject Acquisition is wholly Eldorado Shares and the Exchange Factor exceeds “Y”, then a Purchase Price adjustment is payable and the number of Adjustment Consideration Shares issuable shall be:

(X – Y) × Z

Where:

“X” is the Exchange Factor;

“Y” is 0.48; and

(Share Sale Agreement)

  “Z” is the number of Sale Shares.

  By way of example, if the Exchange Factor is 0.50 and no Capital Adjustments to “Y” or “Z” are appropriate, then:

X is 0.50, Y is 0.48 and Z is 57,968,029

and the calculation is (0.50 – 0.48) × 57,968,029 = 1,159,361;

(b)	if the consideration for the Additional Shares is wholly cash consideration and the weighted average price paid per Additional Share (expressed in Canadian dollars converted using the Exchange Rate on the date of the subject Acquisition) (“Deemed SGX Price”) divided by the VWAP for the 30 trading day period immediately preceding the earlier of the date the subject Acquisition is completed and a public announcement is made concerning the subject Acquisition (“Deemed Eld Price”) derives a number which exceeds “Y”, then a Purchase Price adjustment is payable and the number of Adjustment Consideration Shares issuable shall be:

(X – Y) × Z

Where:

“X” is the number determined by dividing the Deemed SGX Price by the Deemed Eld Price;

“Y” is 0.48; and

“Z” is the number of Sale Shares.

By way of example, if the Deemed SGX Price is $6.12 and the Deemed Eld Price is $12.00, then the number derived by dividing the Deemed SGX Price by the Deemed Eld Price is 0.51. Accordingly the number derived is more than 0.48 and assuming that no adjustments to “Y” or “Z” are appropriate:

X is 0.51, Y is 0.48 and Z is 57,968,029

and the calculation is: (0.51 – 0.48) × 57,968,029 = 1,739,041;

(c)

if the consideration for the Additional Shares is partly cash and partly Eldorado Shares, such cash consideration (expressed in Canadian dollars converted using the Exchange Rate on the date of the subject Acquisition) will be converted to an equivalent number of Eldorado Shares using the VWAP for the 30 trading day period immediately preceding the earlier of the date the subject Acquisition is completed and a public announcement is made concerning the subject Acquisition (“Deemed Eldorado Shares”) and that number of Deemed Eldorado Shares will be aggregated with the

(Share Sale Agreement)

number of Eldorado Shares actually issued and that total number will be divided by the number of Additional Shares so as to determine a value for “X” for the purposes of section 4.2(1)(a), and that section will thereafter apply to determine whether there is any Purchase Price adjustment with all necessary changes being made;

(d)	if the consideration for the Additional Shares is other forms of equity or security in Eldorado (including units, warrants, convertible securities or convertible debt) the Parties will agree an appropriate adjustment to the Purchase Price (if any) based on this section 4.2; and

(e)	if the consideration for the Additional Shares is other than cash or Eldorado Shares such as the transfer of mineral properties or other Persons owning mineral properties (collectively “Asset Consideration”), then that Asset Consideration will be converted (on a basis agreed by the Parties, each acting reasonably), to an equivalent cash consideration and thereafter sections 4.2(1)(b) and 4.2(1)(c) (as the case may be) will apply with all necessary changes;

(2)	Provided the Threshold has been satisfied in accordance with 4.2(1) and notwithstanding whether any Adjustment Consideration Shares are issuable (the date as of which the Threshold is calculated being referred to as the “Trigger Date”) if, at any time and from time to time during the remainder of the Relevant Period an Acquisition takes place, then section 4.2(1) will not apply and this section 4.2(2) will apply (with the Sino Gold Securities in which relevant interests are so acquired being the “Further Shares”):

(a)	for the purposes of the following formulas in this section 4.2(2), the value for “Y” will be for all Acquisitions of Further Shares for the first Quarter after the Trigger Date, the higher of (i) 0.48 and, (ii) that determined to be “X” for the purposes of section 4.2(1) (the “Benchmark”). However if, at the end of a subsequent Quarter, the value for “X” as part of determining any Purchase Price adjustment for a prior Quarter exceeds the then prevailing Benchmark, then that higher value will be the Benchmark, for succeeding Quarters, until a higher value for “X” is subsequently determined.

By way of example, if the Trigger Date has occurred and the exchange ratio for the Additional Shares was 0.50 Eldorado Shares for each Additional Share, and following the Trigger Date, Eldorado acquires Further Shares during a Quarter (with the consideration being wholly Eldorado Shares) at an Exchange Factor of 0.52, then:

(i)	0.50 will be the prevailing Benchmark (and therefore “Y”), for determining the Adjustment Consideration Shares issuable pursuant to section 4.2(2)(b) and (c); and

(Share Sale Agreement)

(ii)	as the Exchange Factor (that is “X”) for the Further Shares exceeds the then prevailing Benchmark, the Exchange Factor applied in respect of those Further Shares will become the Benchmark (that is “Y”) for any Further Shares acquired in succeeding Quarters until the Exchange Factor exceeds the then prevailing Benchmark.

(b)	if the consideration for such Further Shares is wholly Eldorado Shares and the Exchange Factor applicable to the subject Acquisition exceeds the then prevailing Benchmark, then a Purchase Price adjustment is payable and the number of additional Adjustment Consideration Shares issuable shall be:

(X – Y) × Z

Where:

“X” is the Exchange Factor;

“Y” is the then prevailing Benchmark; and

“Z” is the number of Sale Shares.

By way of example, if the exchange ratio for such purchase is 0.55 Eldorado Shares for each Further Share, “Y” is 0.50 and no Capital Adjustments to “Y” or “Z” are appropriate, then:

X is 0.55, Y is 0.50 and Z is 57,968,029

and the calculation is (0.55 – 0.50) × 57,968,029 = 2,898,401.45;

(c)	if the consideration for the Further Shares is wholly cash consideration and the Deemed SGX Price divided by the Deemed Eld Price exceeds the then prevailing Benchmark, then a Purchase Price adjustment is payable and the number of Adjustment Consideration Shares issuable shall be:

(X – Y) × Z

Where:

“X” is the number determined by dividing the Deemed SGX Price by the Deemed Eld Price;

“Y” is the then prevailing Benchmark; and

“Z” is the number of Sale Shares.

By way of example if the cash per Further Share (expressed in Canadian dollars at the Exchange Rate on the date of the subject Acquisition) is $7.00 and the Deemed Eld Price is $12.50, then the ratio yielded is 0.56

(Share Sale Agreement)

Eldorado Shares for each Further Share. If the then prevailing Benchmark is 0.50, then the determined ratio is greater than the then prevailing Benchmark and assuming that no adjustments to “Y” or no Capital Adjustments to “Y” or “Z” are appropriate:

X is 0.56, Y is 0.50 and Z is 57,968,029

and the calculation is: (0.56 – 0.50) × 57,968,029 = 3,478,081.74;

(d)	if the consideration for the Further Shares is partly cash and partly Eldorado Shares, then such cash consideration (expressed in Canadian dollars converted using the Exchange Rate on the date of the subject Acquisition) will be converted to Deemed Eldorado Shares and that number of Deemed Eldorado Shares will be aggregated with the number of Eldorado Shares actually issued and that total number will be divided by the number of Further Shares so as to determine a value for “X” for the purposes of section 4.2(2)(b), and that section will thereafter apply to determine whether there is any Purchase Price adjustment with all necessary changes being made;

(e)	if the consideration for the Further Shares comprises other forms of equity or security in Eldorado (including units, warrants, convertible securities or convertible debt) then the Parties will seek to agree an appropriate adjustment to the Purchase Price (if any) based on this section 4.2; and

(f)	if the consideration for any Further Shares involves Asset Consideration, then that consideration will be converted on a basis agreed by the Parties, each acting reasonably, to an equivalent cash consideration and thereafter sections 4.2(2)(c) and 4.2(2)(d) (as the case may be) will apply with all necessary changes.

(3)	If, from time to time, a Purchase Price adjustment is payable pursuant to section 4.2(1) or section 4.2(2), then Eldorado shall, at its option, pay the Purchase Price adjustment:

(a)	within ten (10) Business Days of the Acquisition or Acquisitions for Additional Shares completing; and

(b)	on the date that is ten (10) Business Days of the end of the Quarter during which a Purchase Price adjustment accrued in respect of any Further Shares,

by either:

(c)

payment of cash (in Cdn$) to GFA or the Subscriber, as the case may be, the amount of such cash being the number of Adjustment Consideration Shares issuable (as calculated pursuant to sections 4.2(1) or 4.2(2), as the case may be), multiplied by the VWAP for the 30 trading days prior to the

(Share Sale Agreement)

date an announcement is made concerning the subject Acquisition or the date when an agreement for the subject Acquisition was entered into where the subject Acquisition is made without an announcement; or

(d)	issuance to the GFA or the Subscriber, as the case may be, of the number of Adjustment Consideration Shares issuable (as calculated pursuant to sections 4.2(1) or 4.2(2));

or by part cash and part Adjustment Consideration Shares (in each such case subject to any event, as detailed in section 1.1(20), which triggers a Capital Adjustment occurring subsequent to the end of the relevant Quarter and prior to the payment of such cash amount or the issuance of such Adjustment Consideration Shares). If Eldorado fails to pay the Purchase Price adjustment within the time frames stipulated in sections 4.2(3)(a) and 4.2(3)(b) (as the case may be) then the relevant Purchase Price adjustment must be paid pursuant to section 4.2(3)(c).

(4)	For greater certainty, the Parties acknowledge and agree that there shall be no Purchase Price adjustment:

(a)	in favour of GFA in respect of:

(i)	Additional Shares, unless the subject Acquisition yields an Exchange Factor more than 0.48, after taking into account any Capital Adjustments of Eldorado and Sino Gold; and

(ii)	Further Shares, unless the subject Acquisition yields an Exchange Factor more than the then current Benchmark after taking into account any Capital Adjustments of Eldorado and Sino Gold; or

(b)	in favour of Eldorado under any circumstance except as contemplated by section 6.8.

(5)	Within ten (10) Business Days of the end of each Quarter, Eldorado will provide to GFA copies of all relevant documentation regarding Acquisitions and the Purchase Price adjustment due thereunder, the Adjustment Consideration Shares issuable, and the cash Purchase Price adjustment payments payable or paid as the case may be and the underlying calculations in respect thereto, all in respect of the immediately preceding Quarter.

(6)	Within ten (10) Business Days of Eldorado providing the information detailed in section 4.2(5), Personnel of GFA and Eldorado will review and discuss that information to determine whether any further Purchase Price adjustment is payable and if so, then Eldorado will make such payment forthwith.

(7)

If there is any disagreement or dispute between the Parties regarding any provision of this section 4.2, and the Parties cannot resolve that disagreement or dispute within twenty (20) Business Days of it first arising, either Party may

(Share Sale Agreement)

thereafter refer determination of the matter to the Expert. In making its determination the Expert shall have regard to the acknowledgment of the Parties’ made under section 4.3.

(8)	The Eld Warranties and section 9.4 will apply to any Adjustment Consideration Shares issued to GFA or the Subscriber, as the case may be, as contemplated by this section 4.2 with all necessary changes being made.

(9)	The adjustments in section 4.2 will not apply to a takeover bid made or proposed by Eldorado, its Affiliate or associates within 6 months of the Effective Date.

(10)	For the purposes of section 4.2 and the definition of “Acquisition”, if Sino Gold Securities are cancelled under a merger transaction involving Eldorado or any of its Affiliates or associates, those Securities will be deemed to have been acquired by Eldorado, and the consideration provided to the holders of the Securities upon the cancellation of the Securities will be deemed to be consideration provided by Eldorado to acquire the Securities.

(11)	Unless otherwise agreed in writing by GFA, a payment of cash by Eldorado under section 4.2(3) must be made (without set-off or counterclaim) by direct transfer of immediately available funds to the bank account nominated in writing by GFA.

(12)	If, in the Relevant Period, an event, as detailed in section 1.1(20), occurs which triggers a Capital Adjustment, then some or all of “X”, “Y”, and “Z”, as appropriate, shall be fairly and equitably adjusted to ensure that the same dollar value Purchase Price adjustment is effected under this section 4.2, as if no such event had taken place.

(13)	For greater certainty, any Capital Adjustment under section 4.2 is not intended to provide GFA with liquidity protection save for the purpose of a Purchase Price adjustment calculation arising from an Acquisition.

(14)	If any calculation under section 4.2 produces a number of Deemed Eldorado Shares or Consideration Shares which is not a whole number, that number will be rounded to the nearest whole number.

(15)	For greater clarity, the Purchase Price adjustments detailed in this section 4.2 shall apply to any Acquisition directly from Sino Gold.

(16)	For greater clarity, the Purchase Price adjustments under this section 4.2 shall apply irrespective of whether GFA or the Subscriber, as the case may be, remains the holder of any Eldorado Shares during or after the Relevant Period.

4.3	Acknowledgement

The Parties acknowledge that for the purposes of any Expert determination, section 4.2 is intended to place GFA in the position as if it were selling the Sale Shares for the highest consideration paid (subject to weighted averaging) in respect of any Additional Shares or Further Shares.

(Share Sale Agreement)

4.4	GFA’s Covenants

GFA covenants and agrees that:

(a)	they will not, prior to Closing, acquire any additional Sino Gold shares, other than pursuant to a Capital Adjustment, and if they so acquire must properly advise Eldorado; and

(b)	GFA will comply with all Applicable Securities Laws in respect of the Transaction.

4.5	Eldorado’s Covenant

Eldorado covenants and agrees that it will comply with all Applicable Securities Laws in respect of the Transaction.

5.	CAPACITY

Subject to section 8, each Party represents and warrants to each of the other that as at the Effective Date and as at Closing:

(1)	it is duly incorporated, continued or amalgamated, as the case may be, and validly exists under the laws of its place of incorporation, continuation or amalgamation, and has the corporate power and authority to own and operate its property and assets and carry on its business;

(2)	it is in good standing under the statute under which it was incorporated, continued or amalgamated,

(3)	the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party has been properly authorized by all necessary corporate action;

(4)	it has full corporate power and lawful authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate and perform or cause to be performed its obligations under this Agreement and each of the Transaction Documents to which it is a party and the Transaction;

(5)	this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors’ rights and to principles of equity;

(6)	the execution, delivery and performance by it of this Agreement (including the issue and sale of the Consideration Shares by Eldorado) and each of the Transaction Documents (to which it is a party) and the Transaction does not or will not (with or without the lapse of time, the giving of notice or both):

(a)	contravene, conflict with or result in a breach of or default under or result in the creation of any material Encumbrance pursuant to or accelerate any performance of obligations required:

(Share Sale Agreement)

(i)	by any provision of its constating documents, any shareholders’ agreements or resolutions of its shareholder or directors;

(ii)	under any legally binding agreement, arrangement or instrument to which it is party or by which it is bound;

(iii)	under any writ, order, decree or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or its assets are bound by; or

(iv)	by any law applicable to the Party;

(b)	result in a breach or violation of, conflict with, or cause the termination or revocation of, any approval or authorization necessary to the ownership of the Sale Shares;

(c)	result in or require the creation of any Encumbrance upon any of the Sale Shares;

(7)	no litigation, arbitration, mediation, conciliation or administrative proceeding is taking place, pending or threatened against it which if adversely decided could, in the reasonable opinion of its management, have a material adverse effect on its business, assets or financial condition so as to materially impair its ability to perform its obligations under this Agreement;

(8)	no liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property; and

(9)	to the best of its knowledge, there are no facts, matters or circumstances which give any Person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator to it or any of its property.

6.	GFA WARRANTIES

6.1	Additional Representations and Warranties of GFA

GFA represents and warrants to Eldorado that as at the Effective Date and as at Closing:

(1)	GFA is the sole registered and beneficial owner of the Sale Shares with good and valid title thereto, free and clear from all Encumbrances so that upon completion of the Transaction, Eldorado will have legal and beneficial and good and valid title to the Sale Shares, free and clear of any Encumbrances;

(Share Sale Agreement)

(2)	as of the Effective Date and the Closing Date, each of GFA and the Subscriber is an “accredited investor” under National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators by virtue of it or its sole security holder being a company with net assets of at least $5,000,000 as shown on its most recently prepared financial statements and, as of the Effective Date and as at the Closing Date, is acquiring the Consideration Shares as principal for investment purposes and not with a view to resale or distribution;

(3)	with the exception of approval of the TSX, AMEX and ASX and the Approvals and filings required under section 13 of the U.S. Securities Exchange Act of 1934, as amended, there is no requirement for GFA or any GFA Affiliate to make any filing with, give any notice to, or obtain any approval, consent, waiver or authorization of any Person (including any Person who is a party to an agreement binding on or affecting GFA (including the Heads of Agreement)) as a condition to the lawful completion of, the Transaction;

(4)	except as specifically set out in this Agreement, no resolution or consent of the directors or shareholders of Sino Gold is required to authorize or approve the transfer of the Sale Shares to Eldorado or the Transaction; and

(5)	the only Securities of Sino Gold beneficially owned, directly or indirectly, by GFA or any Affiliate thereof are the Sale Shares and such Securities have been held for at least four months.

6.2	Other Warranties and Conditions Excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they cannot be excluded, GFA disclaims all liability in relation to them to the maximum extent permitted by law.

6.3	Disclosures

Save in respect to matters pertaining to section 6.1(1), GFA is not liable (whether by way of damages or otherwise) for any breach of any GF Warranty to the extent that the Claim is based on any fact, matter or circumstance:

(1)	fairly disclosed in the Disclosure Material;

(2)	relating to any Liability fairly disclosed in the Disclosure Material;

(Share Sale Agreement)

(3)	any information in the public disclosure record of Gold Fields or Sino Gold, on or before the date that is two (2) Business Days prior to the Effective Date; or

(4)	within the actual knowledge of Eldorado or an Affiliate of Eldorado or any of its Personnel (if acting in their capacity as advisors to Eldorado or its Affiliates).

6.4	Conditions of payment and Claims

Despite any other provision of this Agreement, each of the following applies in respect of this Agreement:

(1)	GFA is not liable to make any payment (whether by way of damages or otherwise) for any breach of any GF Warranty to the extent that the amount of such payment has been increased because a Claim was not made in writing by Eldorado against GFA (setting out in reasonable detail the fact, circumstance or matter giving rise to the breach, the nature of the breach and Eldorado calculation of the loss suffered) as soon as reasonably practicable after Eldorado become aware of the fact, circumstance or matter on which the Claim is based. In any event, such Claims must be made on or before the date eighteen months after the Closing Date.

(2)	The maximum aggregate amount that Eldorado may recover from GFA (whether by way of damages or otherwise) for all Claims arising under or in respect of this Agreement is limited to the Purchase Price.

(3)	GFA’s Liability in respect of any breach of any GF Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of Eldorado or any of its Affiliates.

(4)	GFA will not be liable to make any payment (whether by way of damages or otherwise) to Eldorado for any breach of any GF Warranty:

(a)	where the breach is as a result of any legislation not in force at the date of this Agreement including legislation which takes effect retrospectively;

(b)	where the breach is as a result of or in respect of a change in the judicial interpretation of the law in any jurisdiction after the date of this Agreement; or

(c)	where the breach is as a result of or in respect of a change in the administrative practice of any Governmental Authority after the date of this Agreement including any change which takes effect retrospectively.

(5)	GFA will not be liable to make any payment (whether by way of damages or otherwise) to Eldorado for any breach of any GF Warranty to the extent that Eldorado is or would be entitled to claim an indemnity against, or otherwise recover from a person other than GFA in respect of any loss or damage suffered by Eldorado arising out of the breach whether by way of contract, indemnity or otherwise.

(Share Sale Agreement)

(6)	GFA will not be liable to make any payment (whether by way of damages or otherwise) to Eldorado for any indirect, consequential or indirect economic loss, or indirect loss of profits, however arising.

6.5	GFA Acknowledgments

GFA acknowledges and agrees that:

(1)	each of GFA and the Subscriber is not, and is not purchasing the Consideration Shares for the account or benefit of, a U.S. Person (as that term is defined in Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”)) or for resale in the United States as defined in Regulation S;

(2)	neither GFA nor the Subscriber was offered the Consideration Shares in the United States and, at the time the Agreement was entered into, each of GFA and the Subscriber was outside the United States, and neither executed nor delivered the Agreement or related documents in the United States;

(3)	GFA and the Subscriber acknowledge that the Consideration Shares have not been, nor will they be, registered under the 1933 Act or the securities laws of any state in the United States, and may not be offered or sold in the United States or to a U.S. Person (as that term is defined in Regulation S), without registration or an exemption from registration under the 1933 Act and applicable state securities laws and agrees not to offer or sell the Consideration Shares in the United States or to a U.S. Person (as that term is defined in Regulation S), without registration or an exemption from registration under the 1933 Act and applicable state securities laws;

(4)	each of GFA and the Subscriber is a resident of a country other than Canada or the United States (an “International Jurisdiction”) and;

(a)	the execution and delivery of the Agreement by the Parties and the issuance of the Consideration Shares to GFA and the Subscriber complies with all applicable laws of their jurisdiction(s) of residence and will not cause Eldorado to become subject to or comply with any disclosure, prospectus or reporting requirements under any such applicable laws;

(b)	GFA and the Subscriber are knowledgeable of, or have been independently advised as to, the applicable securities laws of the International Jurisdictions which would apply to the Agreement, if there are any;

(c)

GFA and the Subscriber are receiving the Consideration Shares pursuant to exemptions from the prospectus and registration requirements under the applicable securities laws of such International Jurisdictions or, if such is

(Share Sale Agreement)

not applicable, each is permitted to purchase the Consideration Shares under the applicable securities laws of the International Jurisdictions without the need to rely on an exemption or the need of Eldorado to rely on an exemption; and

(d)	the applicable securities laws of their jurisdiction(s) of residence do not require Eldorado to make any disclosures or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in such jurisdiction;

(5)	the Consideration Shares are not being received by GFA and the Subscriber as a result of any material information concerning Eldorado that has not been publicly disclosed and the decision to accept this offer and receive the Consideration Shares has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of Eldorado or any other person, except as set out herein or in Eldorado’s public disclosure records;

(6)	the Consideration Shares received hereunder are subject to resale restrictions imposed under Applicable Securities Laws and the rules of regulatory bodies having jurisdiction and may not be traded until the expiry of such hold period except as permitted by applicable securities legislation and stock exchange rules and that the certificates representing the Consideration Shares shall bear legends regarding certain of such restrictions and agrees not to resell the Consideration Shares, except in accordance with the provisions of applicable securities legislation and stock exchange rules;

(7)	each of GFA and the Subscriber acknowledge that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

(b)	there is no government or other insurance covering the Consideration Shares;

(c)	there are risks associated with the purchase of the Consideration Shares;

(d)	there are restrictions on its ability to resell the Consideration Shares and it is its responsibility to find out what those restrictions are and to comply with them before selling the Consideration Shares; and

(e)	it has been advised by Eldorado that Eldorado is relying on an exemption from the requirements to provide it with a prospectus and to sell securities through a person registered to sell securities under applicable securities legislation (including the Securities Act (British Columbia)) and as a consequence of acquiring the Consideration Shares in such manner, certain protections, rights and remedies provided by such applicable securities legislation, including statutory rights of rescission or damages, will not be available to it.

(Share Sale Agreement)

(8)	GFA and the Subscriber will execute, deliver, file and otherwise assist Eldorado in filing, such reports, undertakings and other documents required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority with respect to the issue of the Consideration Shares;

(9)	as at the Effective Date and the Closing Date, GFA and the Subscriber and any Affiliates thereof do not hold any Eldorado Shares and they are not acting jointly or in concert with another person or bound by or subject to any agreement, commitment or understanding, whether formal or informal, with any other person relating to the voting rights attached to the Eldorado Shares, and none of GFA or its Affiliates is a Control Person of Eldorado, nor will they become a Control Person of Eldorado by virtue of the purchase of the Consideration Shares under this Agreement and they do not act or intend to act jointly or in concert with any other person to form a control group in respect of Eldorado as at the Effective Date and the Closing Date;

(10)	except as expressly set out in this Agreement, neither Eldorado nor any of its Personnel nor any other person acting on behalf of or associated with Eldorado has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind to GFA in relation to the Eldorado Shares, Eldorado’s business or this Agreement;

(11)	without limiting paragraph 6.5(10), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(a)	any economic, fiscal or other interpretations or evaluations relating to Eldorado or its business;

(b)	future matters, including future or forecast costs, prices, revenues or profits (including in relation to reserves and resources);

(c)	the principles to be applied by any Governmental Authorities with respect to the regulation of the mining and exploration industry or any part of it and, in particular, matters affecting revenue, prices, charges and service levels in the jurisdictions in which Eldorado conducts business; or

(d)	the regulation of the exploration and mining industry in the jurisdictions in which Eldorado conducts business (including any act or omission by any other Governmental Authority) and other national industries (and the relationship of such other industry regulation to the regulation of the mining and exploration industry);

(12)	except for the Eld Warranties, they have made and relied upon their own enquiries in entering into this Agreement and proceeding to Closing;

(13)	it has experience in financial, business and mining and mineral processing, geological and geostatistical matters and is capable of evaluating adequately the merits and risks associated with entering into and performing its obligations under this Agreement;

(Share Sale Agreement)

(14)	it has, by its own independent valuations and reports, determined the value of the Sale Shares;

(15)	it has determined by its own examination, investigation and analysis, the present and future economic feasibility, viability and economic return of the Eldorado Shares and Eldorado;

(16)	without limiting sub-sections (1) to (15), no statement or representation of fact, other than the Eld Warranties:

(a)	has induced or influenced GFA to enter into this Agreement or agree to any or all of its terms;

(b)	has been relied on in any way as being accurate by GFA;

(c)	has been warranted to GFA as being true; or

(d)	has been taken into account by GFA as being important to GFA’s decision to enter into this Agreement or agree to any or all of its terms; and

(17)	it has competently and diligently carried out all relevant investigations and has examined and acquainted itself concerning all information which is relevant to the risks, contingencies and other circumstances which could affect its decision to enter into this Agreement.

6.6	When GF Warranties Given

Each of the GF Warranties:

(1)	is given as at the Effective Date and as at Closing; and

(2)	will remain in full force and effect for a period of eighteen (18) months after the Closing Date despite Closing.

6.7	Dealing with GF Warranty breach after Closing

Without limiting section 6.4 or Eldorado’s obligations at law, if Eldorado becomes aware after Closing of any fact, circumstance or matter which constitutes or could (whether alone or with any other possible fact, circumstance or matter) constitute a breach of any GF Warranty, including a Claim against Eldorado which if satisfied would result in a breach of any GF Warranty, then Eldorado must do each of the following:

(1)	promptly give GFA full details including details of the fact, circumstance or matter giving rise to the breach (or possible breach), the nature of the breach and Eldorado’s calculation of the loss suffered and any further related information of which Eldorado becomes aware; and

(Share Sale Agreement)

(2)	take reasonable steps to mitigate any loss which may give rise to a Claim against GFA for breach of any GF Warranty.

6.8	Reduction of Purchase Price

Any amount payable to Eldorado for a breach of any GF Warranty will be treated as a reduction of the Purchase Price.

6.9	Release

To the extent permitted by law, GFA releases Eldorado, its Affiliates and their respective Personnel from, and agrees not to make and waives any right it might have to make, any Claim against Eldorado, its Affiliates and their respective Personnel in relation to anything referred to in section 6.5 and will procure that all of its Affiliates and their respective Personnel so release and agree not to make and waive all such Claims, provided that nothing in this section has the effect of releasing Eldorado from any Liability for breach of an Eld Warranty or any other express Liability of Eldorado under this Agreement. Eldorado holds on trust for its Affiliates and their respective Personnel the benefit of this section to the extent that this section applies to those Affiliates and Personnel and is entitled to enforce this section on behalf of the Affiliates and Personnel.

6.10	Statutory actions

To the extent permitted by law, Eldorado agrees not to make and waives any right it might have to make any Claim against GFA, its Affiliates or any of its Personnel, whether in respect of GFA Warranties or otherwise, under:

(1)	Part 7.10 of the Corporations Act;

(2)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(3)	the Trade Practices Act 1974 (Cth) in connection with a breach of Part V of that Act; and

(4)	the Fair Trading Act 1987 (NSW) in connection with a breach of section 42 of that Act,

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

(Share Sale Agreement)

7.	ELDORADO

7.1	Additional Representations and Warranties of Eldorado

Eldorado represents and warrants to GFA that as at the Effective Date and as at Closing:

(1)	Eldorado has all requisite corporate power and authority to create and issue the Consideration Shares, and all necessary corporate action has been taken by Eldorado so as to validly create and issue the Consideration Shares upon the terms and conditions herein;

(2)	the performance of the obligations of Eldorado hereunder do not and will not require:

(a)	shareholder approval; or

(b)	the consent, approval, authorization, registration or qualification of or with any Governmental Authority, stock exchange, Securities Commission or other third party, except the Approvals and such as have been obtained or such as may be required under Applicable Securities Laws or stock exchange regulations (which shall be obtained prior to the Closing Date);

(3)	the Consideration Shares have been, or prior to the Closing Date will be, authorized and reserved for issuance by Eldorado and when the share certificates representing the Consideration Shares are issued and delivered in accordance with the terms and conditions herein, then the Consideration Shares will be validly issued and outstanding as fully paid and non-assessable shares in the capital of Eldorado and otherwise rank pari passu with all other Eldorado Shares;

(4)	Eldorado and its Affiliates are duly registered and licensed to carry on business in the jurisdictions in which they carry on business or own property where required under the laws of that jurisdiction except to the extent that the failure to be duly registered or licensed would not have a material adverse effect upon Eldorado;

(5)	Eldorado is a “reporting issuer” not in default under the applicable securities legislation of each of the provinces of Canada and is in compliance with all its material obligations thereunder;

(6)	the outstanding common shares in the capital of Eldorado are listed and posted for trading on the TSX and AMEX;

(7)	Eldorado has complied in all material respects with the rules, policies and by-laws of the TSX and AMEX or its listing agreement with either such exchange, and no order ceasing or suspending trading in any securities of Eldorado or prohibiting the sale of common shares, the issuance of common shares or the trading of any of Eldorado’s issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of Eldorado, threatened;

(Share Sale Agreement)

(8)	all financial statements, information circulars, annual information forms, press releases, material change reports and other disclosure filings and other documents publicly filed with the appropriate Governmental Authority or any other securities regulatory authority (the “Disclosure Record”) were, at their respective dates of filing, true and correct in all material respects, contained no misrepresentation and were prepared in accordance with, and complied in all material respects with, applicable securities laws;

(9)	there has been no material change (as defined in the Securities Act (British Columbia)) in relation to Eldorado (or its Affiliates) and no change in any material fact (as defined in the Securities Act (British Columbia)) relating to the Eldorado Shares which has not been disclosed in accordance with the requirements of the Securities Act (British Columbia) and the policies of the TSX and which does not form part of the Disclosure Record, and Eldorado has not filed any confidential material change reports;

(10)	Eldorado or its Affiliates are the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Disclosure Record; all agreements by which Eldorado or its Affiliates hold an interest in a property, business or asset are in good standing according to their terms and the properties in which Eldorado or its Affiliates hold an interest are in good standing under the applicable laws of the jurisdictions in which they are situated;

(11)	the latest audited annual and unaudited interim financial statements of Eldorado contained in the Disclosure Record have all been prepared in accordance with Canadian generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of Eldorado as of the respective dates thereof, and no adverse material changes in the business, operations or financial position of Eldorado and its Affiliates taken as a whole have taken place since the latest date thereof;

(12)	Eldorado has complied and will comply in all material respects with the requirements of all applicable corporate laws and Applicable Securities Laws;

(13)	to the knowledge of Eldorado:

(a)	it and its Affiliates have duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the Effective Date;

(b)	adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed; and

(c)	in respect of any and all unpaid taxes, interest and penalties for any prior taxable period, there are no agreements, waivers or other arrangements of

(Share Sale Agreement)

any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever by Eldorado or its Affiliates;

(14)	to the knowledge of Eldorado, and except as set out its Disclosure Record, there are no material outstanding obligations or Liabilities, contingent or otherwise, under any applicable environmental, mining or other law (including relating to hazardous substances, environmental impacts, reclamation or rehabilitation work), associated with the properties, business and assets or the interests of Eldorado and its Affiliates in the properties, business or assets referred to in the Disclosure Record, or otherwise adequate provision has been made for such obligations or liabilities as reflected in the Disclosure Record;

(15)	as of the Effective Date and the Closing Date, Eldorado is an “accredited investor” as defined for purposes of National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators by virtue of it being a company with net assets of at least $5,000,000 as shown in its most recently prepared financial statements and, as of the Effective Date and as at the Closing Date, Eldorado is acquiring the Sale Shares as principal for investment purposes and not with a view to resale or distribution; and

(16)	Eldorado nor any of its respective Affiliates, associates or joint actors hold a relevant interest in, beneficially owns, or exercises control, or direction over, any Securities of Sino Gold or Securities currently (or which may in the future become) convertible into Securities of Sino Gold.

7.2	Other Warranties and Conditions Excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they cannot be excluded, Eldorado disclaims all liability in relation to them to the maximum extent permitted by law.

7.3	Disclosures

Save in respect to matters pertaining to sections 7.1(1) and 7.1(3), Eldorado is not liable (whether by way of damages or otherwise) for any breach of any Eld Warranty to the extent that the Claim is based on any fact, matter or circumstance:

(1)	fairly disclosed in Eldorado’s public disclosure record;

(2)	relating to any Liability fairly disclosed in Eldorado’s public disclosure record;

(3)	any information being the subject of public announcement by Eldorado on or before the date that is two (2) Business Days prior to the Effective Date; or

(Share Sale Agreement)

(4)	within the actual knowledge of GFA or an Affiliate of GFA or any of its Personnel (if acting in their capacity as advisors to GFA or its Affiliates);

7.4	Conditions of payment and Claims

Despite any other provision of this Agreement, each of the following applies in respect of this Agreement:

(1)	Eldorado is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Eld Warranty to the extent that the amount of such payment has been increased because a Claim was not made in writing by GFA against Eldorado (setting out in reasonable detail the fact, circumstance or matter giving rise to the breach, the nature of the breach and GFA calculation of the loss suffered) as soon as reasonably practicable after GFA become aware of the fact, circumstance or matter on which the Claim is based. In any event, such Claims must be made on or before the date eighteen months after the Closing Date.

(2)	The maximum aggregate amount that GFA may recover from Eldorado (whether by way of damages or otherwise) for all Claims arising under or in respect of this Agreement is limited to the Purchase Price.

(3)	Eldorado’s Liability in respect of any breach of any Eld Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of GFA or any of its Affiliates.

(4)	Eldorado will not be liable to make any payment (whether by way of damages or otherwise) to GFA for any breach of any Eld Warranty:

(a)	where the breach is as a result of any legislation not in force at the date of this Agreement including legislation which takes effect retrospectively;

(b)	where the breach is as a result of or in respect of a change in the judicial interpretation of the law in any jurisdiction after the date of this Agreement; or

(c)	where the breach is as a result of or in respect of a change in the administrative practice of any Governmental Authority after the date of this Agreement including any change which takes effect retrospectively.

(5)	Eldorado will not be liable to make any payment (whether by way of damages or otherwise) to GFA for any breach of any Eld Warranty to the extent that GFA is or would be entitled to claim an indemnity against, or otherwise recover from a person other than Eldorado in respect of any loss or damage suffered by GFA arising out of the breach whether by way of contract, indemnity or otherwise.

(Share Sale Agreement)

(6)	Eldorado will not be liable to make any payment (whether by way of damages or otherwise) to GFA for any indirect, consequential or indirect economic loss, or indirect loss of profits, however arising.

7.5	Eldorado Acknowledgments

Eldorado acknowledges and agrees that:

(1)	it is not, and is not purchasing the Sale Shares for the account or benefit of, a U.S. Person (as that term is defined in Regulation S) under the 1933 Act or for resale in the United States as defined in Regulation S;

(2)	it was not offered the Sale Shares in the United States and, at the time the Agreement was entered into, Eldorado was outside the United States, and did not execute or deliver the Agreement or related documents in the United States;

(3)	the Sale Shares may not be offered or sold in the United States or to a U.S. Person (as that term is defined in Regulation S), without registration or an exemption from registration under the 1933 Act and applicable state securities laws and agrees not to offer or sell the Sale Shares in the United States or to a U.S. Person (as that term is defined in Regulation S), without registration or an exemption from registration under the 1933 Act and applicable state securities laws;

(4)	except as expressly set out in this Agreement, neither GFA, its Affiliates nor any of its Personnel nor any other person acting on behalf of or associated with GFA has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Sale Shares, the Business or this Agreement;

(5)	without limiting paragraph (4), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(a)	any economic, fiscal or other interpretations or evaluations relating to Sino Gold or its Business;

(b)	future matters, including future or forecast costs, prices, revenues or profits (including in relation to reserves and resources);

(c)	the principles to be applied by any Governmental Authorities with respect to the regulation of the mining and exploration industry or any part of it and, in particular, matters affecting revenue, prices, charges and service levels in the Peoples’ Republic of China; or

(d)	the regulation of the exploration and mining industry in the Peoples’ Republic of China (including any act or omission by any other Governmental Authority) and other national industries (and the relationship of such other industry regulation to the regulation of the mining and exploration industry);

(Share Sale Agreement)

(6)	except for the GF Warranties, they have made and relied upon their own enquiries in entering into this Agreement and proceeding to Closing;

(7)	it has experience in financial, business and mining and mineral processing, geological and geostatistical matters and is capable of evaluating adequately the merits and risks associated with entering into and performing its obligations under this Agreement;

(8)	it has, by its own independent valuations and reports, determined the value of the Sale Shares;

(9)	no representation or warranty has been provided in relation to whether the Sale Shares and the Transaction in relation to the Sale Shares amounts to a distribution by a Control Person;

(10)	the Sale Shares purchased hereunder may be subject to resale restrictions imposed under applicable securities legislation and the rules of regulatory bodies having jurisdiction and may not be traded until the expiry of applicable hold periods prevailing in such jurisdictions except as permitted by applicable securities legislation and stock exchange rules and agrees not to resell the Sale Shares, except in accordance with the provisions of applicable securities legislation and stock exchange rules;

(11)	it is knowledgeable of, or has been independently advised as to, the Applicable Securities Laws which would apply to the Agreement;

(12)	it has determined by its own examination, investigation and analysis, the present and future economic feasibility, viability and economic return of the Sale Shares and Sino Gold;

(13)	without limiting sub-sections (1) to (12), no statement or representation of fact, other than the GF Warranties:

(a)	has induced or influenced Eldorado to enter into this Agreement or agree to any or all of its terms;

(b)	has been relied on in any way as being accurate by Eldorado;

(c)	has been warranted to Eldorado as being true; or

(d)	has been taken into account by Eldorado as being important to Eldorado’s decision to enter into this Agreement or agree to any or all of its terms; and

(14)	it has competently and diligently carried out all relevant investigations and has examined and acquainted itself concerning all information which is relevant to the risks, contingencies and other circumstances which could affect its decision to enter into this Agreement.

(Share Sale Agreement)

7.6	When Eld Warranties Given

Each of the Eld Warranties:

(1)	is given as at the Effective Date and as at Closing; and

(2)	will remain in full force and effect for a period of eighteen (18) months after the Closing Date despite Closing.

7.7	Dealing with Eld Warranty breach after Closing

Without limiting section 7.4 or GFA’s obligations at law, if GFA becomes aware after Closing of any fact, circumstance or matter which constitutes or could (whether alone or with any other possible fact, circumstance or matter) constitute a breach of any Eld Warranty, including a Claim against GFA which if satisfied would result in a breach of any Eld Warranty, then GFA must do each of the following:

(1)	promptly give Eldorado full details including details of the fact, circumstance or matter giving rise to the breach (or possible breach), the nature of the breach and GFA’s calculation of the loss suffered and any further related information of which GFA becomes aware; and

(2)	take reasonable steps to mitigate any loss which may give rise to a Claim against Eldorado for breach of any Eld Warranty.

7.8	Release

To the extent permitted by law, Eldorado releases GFA, its Affiliates and their respective Personnel from, and agrees not to make and waives any right it might have to make, any Claim against GFA, its Affiliates and their respective Personnel in relation to anything referred to in section 7.5 and will procure that all of its Affiliates and their respective Personnel so release and agree not to make and waive all such Claims, provided that nothing in this section has the effect of releasing GFA from any Liability for breach of a GF Warranty or any other express Liability of GFA under this Agreement. GFA holds on trust for its Affiliates and their respective Personnel the benefit of this section to the extent that this section applies to those Affiliates and Personnel and is entitled to enforce this section on behalf of the Affiliates and Personnel.

7.9	Statutory actions

To the extent permitted by law, GFA agrees not to make and waives any right it might have to make any Claim against Eldorado, its Affiliates or any of its Personnel, whether in respect of Eld Warranties or otherwise, under:

(1)	Part 7.10 of the Corporations Act;

(2)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(Share Sale Agreement)

(3)	the Trade Practices Act 1974 (Cth) in connection with a breach of Part V of that Act; and

(4)	the Fair Trading Act 1987 (NSW) in connection with a breach of section 42 of that Act,

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

8.	CONDITIONS PRECEDENT

8.1	Conditions Precedent to Closing for Eldorado

Eldorado’s obligation to Close is subject to the fulfillment or waiver of the following conditions:

(1)	the GF Warranties being true, in all material respects, as at the time immediately before Closing;

(2)	GFA will have performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at Closing;

(3)	all necessary conditional approval from the TSX and approval from the AMEX to the issuance of the Closing Consideration Shares, will have been obtained subject only to the Standard Listing Requirements;

(4)	all necessary approvals and authorizations to the transfer of the Sale Shares (not including the Approvals) have been obtained from Governmental Authorities; and

(5)	the FIRB Approval being obtained on terms and conditions acceptable to Eldorado.

Eldorado covenants and agrees that it will use its commercially reasonable efforts to satisfy the conditions set out in sections 8.1(3) and 8.1(5) on or before the Latest Date. GFA covenants and agrees that it will use its commercially reasonable efforts to satisfy the conditions set out in sections 8.1(1) and (2) on or before the Latest Date. Both Parties agree to use their commercially reasonable efforts to satisfy the condition set out in section 8.1(4) on or before the Latest Date.

8.2	Waiver by Eldorado

The conditions in section 8.1(1) and 8.1(2) are for the exclusive benefit of Eldorado and any such condition may be waived by Eldorado on or before the Latest Date by delivering to GFA a written waiver to that effect signed by Eldorado.

(Share Sale Agreement)

8.3	Waiver of Approvals

The conditions in sections 8.1(3), 8.1(4) and 8.1(5) are for the benefit of the Parties and any such condition may only be waived by the Parties by agreement on or before the Latest Date.

8.4	Conditions Precedent to the Closing by GFA

GFA’s obligation to Close is subject to the fulfillment or waiver of the following conditions:

(1)	the Eld Warranties being true, in all material respects, as at the time immediately before Closing;

(2)	Eldorado will have performed and complied, in all material respects, with all covenants, agreements and conditions required by the Agreement to be performed or complied with by it before or at Closing;

(3)	all necessary approvals to the issuance of the Closing Consideration Shares, including conditional approval from the TSX and approval from the AMEX, subject only to the Standard Listing Requirements, will have been obtained; and

(4)	the SARB Approval being obtained on terms and conditions acceptable to GFA.

GFA agrees that it will use its commercially reasonable efforts to satisfy the condition set out in section 8.4(4) on or before the Latest Date. Eldorado agrees that it will use its commercially reasonable efforts to satisfy the conditions set out in sections 8.4(1), 8.4(2) and 8.4(3) on or before the Latest Date.

8.5	Waiver by GFA

Each of the conditions in sections 8.4(1) and 8.4(2) are for the exclusive benefit of GFA and any such condition may be waived by GFA on or before the Latest Date by delivering to Eldorado a written waiver to that effect signed by GFA.

8.6	Waiver of Approvals

The conditions in sections 8.4(3) and 8.4(4) are for the benefit of the Parties, and any such condition may only be waived by the Parties by agreement on or before the Latest Date.

8.7	Termination of this Agreement

If the conditions set out in sections 8.1 and 8.4 are not fulfilled or waived on or before the Latest Date, or a later date agreed in writing by GFA and Eldorado, this Agreement will be null and void and of no effect.

(Share Sale Agreement)

8.8	Pre-closing obligation

From the Effective Date until the earlier of Closing or termination of this Agreement in accordance with section 8.7, GFA covenants and agrees that it will not dispose, assign, create a trust or Encumbrance over or otherwise deal with (including by way of stock lending) the Sale Shares other than as pursuant to this Agreement;

8.9	Notification of Satisfaction

Each Party shall notify the other Party forthwith upon each condition that is for its or mutual benefit being satisfied, such notice to include any conditions thereto relevant to a Party and the Transaction.

9.	CLOSING

9.1	Closing Date and Location

Completion of the Transaction will commence at 5 am (“Closing Time”) on the sixth (6th) Business Day following the satisfaction or waiver of the last of the conditions set out in sections 8.1 and 8.4 (the “Closing Date”) at the offices of Fasken Martineau DuMoulin, at Suite 2900 – 550 Burrard Street, Vancouver, British Columbia, or on or at such other date, time or location as may be agreed upon in writing by the Parties.

9.2	Documents to be Delivered by Eldorado

At or prior to the Closing Time, Eldorado shall deliver or cause to be delivered to GFA:

(1)	evidence of conditional approval by TSX and approval by AMEX, to the listing of the Closing Consideration Shares, subject only to the Standard Listing Requirements;

(2)	evidence of the FIRB Approval;

(3)	the Eldorado Share Certificate; and

(4)	a certified copy of those resolutions of the directors of Eldorado authorizing the execution, delivery and performance of this Agreement and of all documents to be delivered by Eldorado under this Agreement, and do all such other acts and things as are required of Eldorado under the ASTC Settlement Rules and the ASX Market Rules to enable Eldorado to become the legal and beneficial owner of the Sale Shares on the Closing Date.

9.3	Documents to be Delivered by GFA

At the Closing Time, GFA will deliver or cause to be delivered, to Eldorado:

(1)	reasonably satisfactory evidence of transfer of the Sale Shares to Eldorado, including a copy of an irrevocable direction by GFA to its sponsoring broker directing the transfer of the Sale Shares to a holding of Eldorado’s sponsoring broker, as nominated by Eldorado to GFA sufficiently in advance of Closing;

(Share Sale Agreement)

(2)	a certified copy of resolutions of the directors of GFA authorizing the execution, delivery and performance of this Agreement and of all documents to be delivered by GFA under this Agreement; and

(3)	a certificate of an officer of GFA certifying that SARB Approval has been obtained, detailing any conditions thereto relevant to Eldorado and the Transaction,

and do all such other acts and things as are required of GFA under the ASTC Settlement Rules and the ASX Market Rules to enable Eldorado to become the legal and beneficial owner of the Sale Shares on the Closing Date.

9.4	Conditional quotation

Eldorado covenants that it shall take all reasonably necessary steps to cause the Closing Consideration Shares to be conditionally listed on the TSX and listed on AMEX (the only remaining conditions or steps to be taken as at the Closing Date being the Standard Listing Requirements) as soon as possible prior to the Closing Date. Eldorado shall, promptly following the Closing Date and in any event not later than the time prescribed by the TSX or AMEX, as the case may be, deliver to such exchange the customary documents and, when invoiced, promptly make payment of the requisite listing fee (both as comprising the Standard Listing Requirements), and procure in a timely manner the unconditional listing and posting for trading on the TSX and AMEX of the Closing Consideration Shares.

10.	EXPERT DETERMINATION

10.1	When Appointed

Wherever under this Agreement:

(1)	any matter is expressly to be referred to an Expert; or

(2)	the Parties agree that a point of difference between them will be resolved by an Expert,

then unless specifically provided otherwise, the matter in issue will be referred to an Expert for determination and this section 10 will apply.

10.2	Appointment

The procedure for the appointment of an Expert will be as follows:

(1)	the Party wishing the appointment to be made will give notice in writing to that effect to the other Party and give details of the matter which it proposes will be resolved by the Expert;

(Share Sale Agreement)

(2)	within 10 Business Days from the date of that notice, the Parties will meet in an endeavour to agree upon a single Expert (who will be independent of the Parties and will have qualifications and experience appropriate to the matter in dispute) to whom the matter in dispute will be referred for determination; and

(3)	if within 15 Business Days of the said notice the Parties fail to agree upon the appointment of a single Expert either Party may request the appointment of an Expert by:

(a)	the President of the Australasian Institute of Mining and Metallurgy to appoint the Expert, if the subject matter of the dispute relates to a technical issue; and

(b)	the President of the Institute of Chartered Accountants in Australia, if the subject matter of the dispute relates to a financial issue,

(collectively an “Independent Body”).

If an Independent Body fails to appoint an Expert within 10 Business Days of being requested to do so, or otherwise refuses to make such an appointment, then either Party may request the appointment of an Expert by the President of the Institute of Arbitrators & Mediators Australia.

10.3	Instructions

The Expert will be instructed to:

(1)	determine the dispute within the shortest practicable time and otherwise within 20 Business Days; and

(2)	deliver a report stating his determination with respect to the matters in dispute and setting out the reasons for the decision.

10.4	Procedure

(1)	The Expert will determine the procedures for the conduct of the process in order to resolve the dispute and must provide each Party with a fair opportunity to make submissions in relation to the matter in issue.

(2)	Any process or determination of the dispute by the Expert will be made as an expert and not as an arbitrator and the determination of the Expert will be final and binding on the Parties without appeal so far as the Law allows and except in the case of manifest error or where a Party has not been provided with a fair opportunity to make submissions in relation to the matter in issue.

(Share Sale Agreement)

10.5	Costs

Each Party will bear its own costs of and incidental to any proceedings under this section 10. The costs of the Expert will be borne in equal shares between the Parties except as otherwise may be provided in this Agreement.

10.6	Extension of time

In the case of a dispute which is referable to an Expert under section 10 any time periods specified in this Agreement in relation to the subject matter of the dispute will be extended by the time between the date on which the dispute first arose and the date the Expert issues its determination.

11.	CONFIDENTIALITY

11.1	Confidentiality

(1)	Each Party must keep confidential any information (whether embodied in tangible or electronic form) provided pursuant to this Agreement, including pertaining to the existence and terms of this Agreement and any draft of this Agreement, and must not disclose such information to any Person except:

(a)	without the prior consent of the other Party which will not be unreasonably withheld or delayed;

(b)	any Affiliate of the Party that has a clear need to use that information and that is obligated to keep such information confidential;

(c)	any Personnel of the Party who has a clear need to use that information;

(d)	pursuant to any applicable law, or to any regulatory body or Governmental Authority, or pursuant to the rules of any stock exchange; or

(e)	to the extent necessary to obtain any consent or approval contemplated by this Agreement.

(2)	section 11.1(1) does not restrict the disclosure or use of information:

(a)	which is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Affiliates or Personnel in breach of this Agreement;

(b)	which becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Affiliates or their respective Personnel, provided that the receiving Party does not believe, after a good faith inquiry, that such source is bound by obligations of confidentiality with the disclosing Party or its Affiliates or their respective Personnel or is otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation; or

(Share Sale Agreement)

(c)	which was known to the receiving Party on a non-confidential basis prior to disclosure to the receiving Party by the disclosing Party or its Affiliates or their respective Personnel, provided that such information is not known by the receiving Party to be subject to confidentiality obligations with or other obligations of secrecy of the disclosing Party or another Person.

11.2	Public Announcements

No Party will make any public or press announcement or statement concerning this Agreement or Closing without the prior approval of the other Party (such approval not to be unreasonably withheld). Prior to completion of the Closing, the Parties must in good faith agree upon the form or forms of press announcement or public statements that they will each make on completion of the Closing, including any disclosure which is required pursuant to any applicable law, or to any regulatory body or Governmental Authority, or pursuant to the rules of any stock exchange or stock market. The Parties agree to forthwith after the Effective Date make independent press announcements, each in a form to be agreed, acting reasonably.

11.3	Termination of Obligations

The obligations of confidentiality of the Parties under this section 11 are terminated with effect upon the expiration of 18 months from the Closing Date.

11.4	Non-applicability

Section 11.1(1) does not restrict the disclosure or use of the subject information for the purpose, of and to the extent required in connection with legal action to enforce rights under or seek remedies under this Agreement.

11.5	Use of Information

Each Party agrees that the other may collect and use the information about that Party which is provided by in the Agreement and any other information required to be disclosed to any Government Authority, regulatory authority or the TSX or AMEX, whether pursuant to a Securities Commission, TSX, AMEX or other regulatory authority form or a request by a Securities Commission, TSX, AMEX or other regulatory authority (the “Party Information”) for the following purposes:

(1)	to comply with securities regulatory requirements;

(2)	to provide a Party with information; and

(3)	to otherwise comply with its obligations in accordance with the terms of the Agreement.

(Share Sale Agreement)

From time to time each Party agrees to, on request, promptly provide to the other (at the cost of the requesting Party) any information reasonably required by that Party or its Affiliate, for any of the above stated purposes or for any other lawful purpose, including the preparation of financial statements and the like, but not for the purposes of trading in the securities of that Party or its Affiliates.

12.	GENERAL

12.1	Time

(1)	Time is of the essence of this Agreement.

(2)	If the Parties agree to vary a time requirement, the time requirement so varied is of the essence of this Agreement.

(3)	An agreement to vary a time requirement must be in writing.

12.2	Notices

All notices and other communications under this Agreement will be in writing and may be delivered personally or transmitted by facsimile as follows:

To Eldorado:

Eldorado Gold Corporation
1188 - 550 Burrard Street
Vancouver, BC V6C 2B5

Facsimile:        604 687 4026

Attention:        Eduardo Moura and Dawn Moss

With a copy to:

Fasken Martineau DuMoulin LLP
Barristers and Solicitors
Suite 2900, 550 Burrard Street
Vancouver, BC V6C 0A3

Facsimile:  604 631 3232

Attention:  Josh Lewis

To GFA:

Gold Fields Australasia (BVI) Limited
9 Columbus Centre Pelican Drive Tortola British Virgin Islands

Facsimile:  +44 1624 630001

Attention:  Company Secretary

(Share Sale Agreement)

With a copy to:

Minter Ellison Lawyers
Aurora Place 88 Phillip Street
SYDNEY NSW AUSTRALIA 2000

Facsimile:  +61 2 9921 8307

Attention:  James Philips - Partner

or to such addresses as each Party may from time to time specify by notice. Any notice will be deemed to have been given and received:

(1)	if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(2)	if sent by facsimile transmission and successfully transmitted prior to 4:00 pm on a Business Day (recipient Party time), then on that Business Day, and if transmitted after 4:00 pm on that day then on the first Business Day following the date of transmission.

12.3	Assignment by Party

A Party may not assign or otherwise deal with this Agreement without the prior written consent of the other Parties.

12.4	Governing Law

This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of British Columbia and generally applicable in British Columbia and each Party:

(1)	irrevocably and unconditionally submits to and accepts the non-exclusive jurisdiction of the courts exercising jurisdiction in the Province of British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with the Agreement, subject only to the right to enforce a judgment obtained in any of those courts in any other jurisdiction; and

(2)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on the basis that the process has been brought in an inconvenient forum.

12.5	Violation of Law of another Jurisdiction

If any transaction contemplated by this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, then this Agreement is binding in those

(Share Sale Agreement)

jurisdictions in which it is valid and the Parties will use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.

12.6	Severability

(1)	If anything in this Agreement in unenforceable, illegal or void, then it is severed and the rest of this Agreement remains in force.

(2)	Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable laws and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

12.7	Entire Agreement

This Agreement:

(1)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.

12.8	Further Assurances

Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement and the Transaction.

12.9	Survival

Section 11 and this section 12.9 will not merge on Closing, but will continue in full force and effect after Closing or any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

12.10	Amendment and Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

12.11	Waiver

(1) A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

(Share Sale Agreement)

(2)	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

(3)	A waiver is not effective unless it is in writing.

(4)	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

12.12	Counterparts

(1)	This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

(2)	This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

12.13	Execution – Authorized Officer to Sign

Each Person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

(Share Sale Agreement)

EXECUTED AS AN AGREEMENT on the Effective Date.

ELDORADO GOLD CORPORATION

By:		c/s
Authorized Signatory

Name (please print)

Office Held

GOLD FIELDS AUSTRALASIA (BVI) LIMITED

By:	/s/ Andrew M Dawson	c/s
Authorized Signatory

Andrew M Dawson
Name (please print)

Director
Office Held